UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                         Commission File Number 0-15587

(Check One): []Form 10-K []Form 20-F []Form 11-K [X]Form 10-Q []Form N-SAR

   For Period Ended: May 31, 2001
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[ ] Transition Report on Form 10-K   [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K   [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herin.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                          ---------------------------------------------

Former Name if Applicable: N/A
                           ---

Address of Principal Executive Office (Street and Number): 11019 MCCORMICK RD
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City, State and Zip Code:  HUNT VALLEY, MD 21031
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                                     PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |(a) The reasons described in reasonable detail in Part III of this form |could not be eliminated without unreasonable effort or expense;
      |
      |(b) The subject annual report, semi-annual report, transition report on |Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be
[X] |filed on or before the fifteenth calendar day following the prescribed |due date; or the subject quarterly report of transition report on
      |Form 10-Q, or portion thereof will be filed on or before the fifth
      |
      |(c) The accountant's statement or other exhibit required by Rule |12b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     Recent developments have caused the Registrant to review the level of several reserves applicable to the current reporting period. Registrant will be able, during the extension period, to complete its investigation of these factual matters.

                           PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        BARBARA L. POSNER       410            584-7000
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        (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

       [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

       [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
              -----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  JULY 16, 2001   By:  /s/ Barbara L. Posner
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                            Chief Financial Officer/Chief Operating
                            Officer